UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): July 24, 2013

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 24, 2013, USEC Inc. (“USEC” or the “Company”) and its subsidiary American Centrifuge Demonstration, LLC (“ACD”) entered into Amendment No. 006 to the cooperative agreement dated June 12, 2012 between the U.S. Department of Energy (“DOE”) and USEC and ACD (the “Amendment”) for the research, development and demonstration (“RD&D”) program for the American Centrifuge project. The Amendment amends the cooperative agreement to provide for additional government obligated funds of $29.9 million, bringing total government obligated funding to $227.7 million. The other terms and conditions, including the milestones and performance indicators under the RD&D program were not changed by the Amendment.

The cooperative agreement provides funding for a cost-share RD&D program for the American Centrifuge project to enhance the technical and financial readiness of the centrifuge technology for commercialization. The cooperative agreement provides for 80% DOE and 20% USEC cost sharing for work performed during the period June 1, 2012 through December 31, 2013 with a total estimated cost of $350 million. DOE's total contribution would be up to $280 million and USEC's contribution would be up to $70 million. DOE's contribution is incrementally funded. The cooperative agreement, as previously amended, provided DOE funding of $197.8 million. The Amendment increases the obligated DOE funding to $227.7 million and allowable costs for the RD&D program to $284.6 million through September 30, 2013. USEC is providing cost sharing equal to 20% of such allowable costs or $56.9 million through September 30, 2013. USEC's 20% contribution includes investments made by USEC commencing June 1, 2012.

DOE's remaining cost share under the RD&D program of up to $52.3 million is conditioned upon USEC continuing to meet all milestones and deliverables on schedule, USEC continuing to demonstrate to DOE's satisfaction its ability to meet future milestones, and the availability of appropriations or other sources of consideration. USEC is continuing to work with Congress and the administration to obtain funding for the remaining DOE cost-share needed to fund the RD&D program through December 2013. The administration has included transfer authority of $48 million to fund the RD&D program in the President's Government Fiscal Year 2014 budget, and the same level of funding is in the FY 2014 Energy and Water Appropriations bill approved by the House of Representatives on July 10, 2013 and in the Senate version of the bill reported to the Senate by the Senate Appropriations Committee on June 27, 2013. USEC believes that this level of funding, if provided, would be sufficient to complete the RD&D program. However, there is no assurance that this additional funding will be made available.

The Company, or its subsidiaries, is also a party to a number of other agreements or arrangements with the U.S. government, as described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding continued funding for the American Centrifuge project and the potential for a demobilization of the project; uncertainty regarding the timing, amount and availability of additional funding for the RD&D program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project and the potential for us to demobilize the project; limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and other financing for the American Centrifuge project and the timing and terms thereof and the potential for a demobilization of the project if financing is not in place at the end of the RD&D program; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or the June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. We do not undertake to update our forward-looking statements except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

July 29, 2013	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)